FOREST LABORATORIES, INC. REPORTS
FISCAL YEAR FIRST QUARTER 2012 EARNINGS PER SHARE OF $0.90 INCLUDING A $0.14 CHARGE FOR A NEW PRODUCT LICENSING FEE

NEW YORK, July 19, 2011 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that reported earnings per share equaled $0.90 in the first quarter of fiscal 2012.  Excluding a charge of $40.0 million, or $0.14 per share net of tax for a new product licensing fee, non-GAAP earnings per share for the first fiscal quarter were $1.04 per share.  The new product licensing fee is related to the previously announced agreement with Blue Ash Therapeutics, LLC (Blue Ash) for azimilide, a novel antiarrhythmic agent.  Reported earnings per share in the first quarter of fiscal 2011 were $0.39 after a charge of $148.4 million or $0.39 per share net of tax, related to the settlement with the United States Department of Justice (DOJ) stemming from investigations led by the DOJ and the U.S. Attorney’s Office for the District of Massachusetts, and a charge of $50.0 million or $0.17 per share net of tax for a new product licensing fee, related to our agreement with TransTech Pharma, Inc. (TransTech) for a novel class of glucose-lowering agents for the treatment of diabetes.

Net sales for the quarter increased 8.2% to $1.1 billion, from $1.0 billion in the year-ago period.  Sales of Lexapro® (escitalopram oxalate), a selective serotonin reuptake inhibitor (SSRI) for the initial and maintenance treatment of major depressive disorder (MDD) in adults and adolescents and generalized anxiety disorder in adults were $585.7 million compared with $565.2 million in the year-ago period.  Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $319.9 million during the quarter, an increase of 3.9% from last year’s first quarter.  Sales of Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, were $78.0 million, an increase of 31.0% over the year-ago period.  Sales of Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor (SNRI) for the management of fibromyalgia, recorded sales of $25.8 million, an increase of 25.6% from last year’s first quarter.  Teflaro® (ceftaroline fosamil), a broad-spectrum bactericidal cephalosporin for the treatment of adults with community-acquired bacterial pneumonia (CABP) and with acute bacterial skin and skin structure infection (ABSSSI), recorded sales of $2.7 million.  Teflaro was launched in March 2011.  The Company’s newest marketed products, Daliresp™ and Viibryd™, became available to patients during the quarter and will be formally launched next month.  Sales of Daliresp (roflumilast), a PDE4 enzyme inhibitor for the treatment of chronic obstructive pulmonary disease (COPD) recorded sales of $8.5 million and Viibryd (vilazodone HCl), an SSRI and a partial agonist at serotonergic 5-HT1A receptors for the treatment of MDD recorded sales of $7.3 million, primarily representing initial wholesaler stocking.

Contract revenue was $40.6 million in the current quarter compared to $39.8 million last year.  Benicar® (olmesartan medoxomil) co-promotion income decreased to $36.7 million, compared to $37.1 million in last year’s first quarter.  Per the agreement with Daiichi Sankyo, Forest’s active co-promotion of Benicar ended in the first quarter of fiscal 2009 and the Company now receives a gradually reducing residual royalty until the end of March 2014.

Cost of sales as a percentage of sales was 23.0% compared with 22.7% in last year’s first quarter.  Selling, general and administrative expense for the current quarter was $358.1 million as compared to $448.4 million in the year-ago quarter which included a $148.4 million charge related to the settlement with the DOJ.  The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our newest products, Bystolic, Savella and Teflaro, as well as launch activities related to Daliresp and Viibryd.

Research and development spending for the current quarter was $194.4 million compared with $219.7 million in last year’s first quarter.  Research and development spending in the current quarter includes a $40 million licensing fee payment to Blue Ash for azimilide while the prior year’s quarter included a licensing fee payment of $50.0 million to TransTech.  Excluding such payments, R&D spending reported in the current fiscal quarter decreased 9.0%.  The current quarter did not include product development milestone payments compared to $20.1 million of milestones in the prior year’s quarter.

Income tax expense for the quarter was $87.5 million, reflecting a quarterly effective tax rate of 25.3%.  Reported net income for the quarter ended June 30, 2011 was $258.1 million or $0.90 per share compared to $117.5 million or $0.39 per share reported for last year’s first quarter.

On June 3rd the Company announced that under the 2010 Share Repurchase Program announced in May 2010, it entered into an agreement with Morgan Stanley & Co. (MSCO) to repurchase $500 million of its common shares utilizing an accelerated share repurchase (ASR) transaction.  Pursuant to the ASR transaction, MSCO delivered to the Company 11.8 million shares in the quarter.  Actual shares outstanding at June 30, 2011 were approximately 274,528,000, a reduction of approximately 11.0 million shares compared to the year-ago period.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “We are very pleased with the financial and operational performance of the Company during the quarter.  Bystolic and Savella continued with their strong performance, and the recent launch of Teflaro has been very satisfactory.  We initiated the scientific launches to health care professionals for our newest products, Daliresp and Viibryd and both products became available to patients in June.  Daliresp and Viibryd will be formally launched to the medical community next month at the same national sales meeting of all of our salesforces.  Upon the official launches of Daliresp and Viibryd, we will have launched a total of five products in just three years with three of those products launched in this current calendar year. We also still have Namenda XR, a 28 mg once-daily extended-release formulation of memantine for the treatment of moderate and severe Alzheimer’s disease, which has been approved, but not yet launched.

Also during the quarter, we and our partner Almirall were pleased to announce that as planned, a New Drug Application (NDA) was filed with the U.S. Food and Drug Administration (FDA) for aclidinium, for the treatment of COPD.  Later this quarter we and our partner Ironwood Pharmaceuticals, Inc. plan to file an NDA for linaclotide for the treatment of chronic constipation (CC) and irritable bowel syndrome with constipation (IBS-C).  That would bring the total of new products we will be marketing by next year, assuming approval of this year’s submissions, to eight products, including Namenda XR.  All these products, excluding Namenda XR, have patent protection until 2020 and beyond.  And yesterday, we and our partner Pierre Fabre, announced very positive preliminary top-line results from a Phase III study of levomilnacipran for the treatment of adults with major depressive disorder.  A statistically significant improvement was achieved for levomilnacipran treated patients for all dose groups compared to placebo, a significant milestone in the ongoing development program for levomilnacipran.

Obviously, all this didn’t just suddenly happen; it is truly the culmination of a strategy that was put into place well over six years ago.  Except for Viibryd, which we purchased in April of this year, these launches and filings represent years of searching and selecting and developing and preparing FDA submissions and presenting at Advisory Committee meetings and obtaining regulatory approval for marketing and for labeling and promotional materials.  Having completed all the clinical and preclinical work necessary to file an NDA and to obtain approval after the FDA’s review, which is always a lengthy and detailed process often involving various FDA groups with differing expertise, is an extraordinary accomplishment.  To achieve it with seven products, including aclidinium and linaclotide in four years would be a still more impressive achievement.

It will take time - a few years certainly - for the sales of our numerous new products to increase in volume and the ones that are yet to be filed with the FDA, or are in development, in negotiation, or which we will obtain in the future, altogether to surpass the sales of Lexapro which loses its patent protection in 2012, and Namenda which loses its patent protection in 2015.  However we continue to believe that we are well on our way to building and launching a portfolio of new products that could ultimately generate levels of sales and earnings to secure long-term growth for our Company.  Forest has achieved remarkable progress over the past several years - including one of the deepest new product portfolios in the industry.  This is a very exciting and successful time for our Company and I am confident that our corporate strategy is sound and we are in a great position to succeed well into the future.”

Use of Non-GAAP Financial Information

Non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the table below.  This information is intended to enhance an investor’s overall understanding of the Company’s past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

	THREE MONTHS
	ENDED JUNE 30
	2011	2010
Reported earnings per share:	$0.90	$0.39
Specified items, per share, net of tax:
DOJ investigations		0.39
Licensing payment to TransTech for glucose-lowering agents		0.17
Licensing payment to Blue Ash for azimilide	0.14

Adjusted Non-GAAP earnings per share:	$1.04	$0.95

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until August 2, 2011 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International), Conference ID: 80419236

About Forest Laboratories and Its Products

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective and respiratory medicine. The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas.  The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)	THREE MONTHS ENDED JUNE 30

	2011	2010
Revenues:
Net sales	$1,104,135	$1,020,126
Contract revenue	40,639	39,804
Interest income	5,578	7,013
Other income	1,579
Net revenues	1,151,931	1,066,943

Costs and expenses:
Cost of goods sold	253,797	231,704
Selling, general and administrative	358,077	448,369
Research and development	194,443	219,657
	806,317	899,730

Income before income tax expense	345,614	167,213
Income tax expense	87,477	49,736
Net income	$258,137	$117,477

Net income per share:
Basic	$0.90	$0.39
Diluted	$0.90	$0.39

Weighted average number of shares outstanding:
Basic	285,801	300,950
Diluted	286,375	301,026